Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES FIRST QUARTER 2011 RESULTS

INITIAL PRODUCTION AND EXPANDED POSITION IN THE EAGLE FORD SHALE

RADNOR, PA (BusinessWire) May 4, 2011 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended March 31, 2011 and provided an update of full-year 2011 guidance.

First Quarter 2011 Highlights

First quarter 2011 results, as compared to first quarter 2010 results, are as follows:

•

Production of 12.2 billion cubic feet of natural gas equivalent (Bcfe), or 135.2 million cubic feet of natural gas equivalent (MMcfe) per day, a 21 percent increase as compared to 10.0 Bcfe, or 111.6 MMcfe per day, pro forma to exclude 0.3 Bcfe of production from Gulf Coast assets sold in January 2010;

•

Operating loss of $28.5 million, as compared to operating income of $0.1 million, due primarily to a $23.5 million increase in exploratory expense and a $4.8 million increase in depreciation, depletion and amortization (DD&A) expense;

•	Direct operating expenses of $30.9 million, or $2.54 per thousand cubic feet of natural gas equivalent (Mcfe) produced, as compared to $28.2 million, or $2.73 per Mcfe;

•	Adjusted EBITDAX, a non-GAAP (generally accepted accounting principles) measure defined on page eight of this release, of $44.1 million as compared to $49.1 million;

•	Net loss from continuing operations of $26.3 million, or $0.58 per diluted share, as compared to net income from continuing operations of $10.8 million, or $0.24 per diluted share; and

•

Adjusted net loss attributable to PVA, a non-GAAP measure defined on page eight of this release, of $23.1 million, or $0.51 per diluted share, as compared to adjusted net income of $1.5 million, or $0.03 per diluted share.

The operating loss and net loss from continuing operations in the first quarter of 2011 included increases relative to the first quarter of 2010 in exploratory dry hole costs of $16.4 million in the Mid-Continent region and unproved leasehold amortization expense of $5.5 million, due to leasehold acquisitions primarily in the Marcellus and Eagle Ford Shales during 2010.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the text and financial tables later in this release.

Management Comment

H. Baird Whitehead, President and Chief Executive Officer stated, “In late 2010 we made the strategic decision to shift our production and reserve mix towards oil and natural gas liquids (NGLs) through a reduction in natural gas drilling and an increase in drilling and leasehold acquisitions in oil and liquids-rich play types. During the first quarter of 2011, we continued to make progress in implementing this strategy as we reported the first contributions from the oily Eagle Ford Shale, a play in which we now have three operated rigs, are currently drilling our seventh well, have just recently completed our second and third wells and have expanded our position to approximately 13,000 net acres. Our initial well continues to outperform our original expectations, still producing almost 500 barrels of oil and 300 Mcf of wet gas per day after 80 days of production. The gas is currently being flared until gathering facilities are constructed, after which this gas will be processed. The gathering facilities are expected to be in place by early June 2011.

“For full-year 2011, we expect oil and NGLs to contribute between 28 and 30 percent of total equivalent production, as compared to approximately 18 percent of 2010 total equivalent production, and we expect to exit 2011 with approximately 35 percent of fourth quarter total equivalent production from oil and NGLs. Despite this transition from historical investments in natural gas plays to primarily oil plays, we have kept our full-year 2011 production guidance range of 50 to 54 Bcfe unchanged as we expect significant increases in Eagle Ford Shale production during the second half of the year.”

Mr. Whitehead continued, “In the Marcellus Shale, we recently completed our first two horizontal Marcellus Shale wells. We are continuing to seek alternatives for our position in this promising but gassy and capital-intensive play and may also monetize other non-core gas assets and use the proceeds to expand our Eagle Ford Shale and other oil and liquids-rich plays. We are pleased with the 2010 results from our liquids-rich horizontal Cotton Valley wells and, given the possibility of monetizing non-core gas assets during 2011, may use a portion of such proceeds to recommence drilling of horizontal Cotton Valley wells.

“First quarter 2011 exploration results in the Mid-Continent were disappointing as we have previously discussed and we expensed approximately $16.4 million during the first quarter related to three unsuccessful wells. Despite these exploratory setbacks, we were otherwise pleased with our first quarter results, especially the acceleration of our Eagle Ford drilling program.”

Mr. Whitehead concluded, “With our strong financial condition and liquidity, we are well-positioned to execute on our capital plans in 2011. During the final three quarters of 2011, approximately 56 percent of our expected natural gas production is hedged at a weighted average floor / swap price of $5.09 per MMBtu and approximately 22 percent of our expected crude oil production is hedged at weighted average floor and ceiling / swap prices of between approximately $94 and $106 per barrel. In April 2011, we completed a $300 million offering of 7.25 percent senior unsecured notes due 2019, providing us with low-cost, long-term capital.”

First Quarter 2011 Financial and Operational Results

The operating loss of $28.5 million was $28.6 million lower than the operating income of $0.1 million in the prior year quarter, due primarily to a $23.5 million increase in exploratory expense and a $4.8 million increase in DD&A expense. The $7.1 million decrease in natural gas and other revenues and $1.0 million increase in other operating expenses were largely offset by a $7.8 million increase in oil and NGL revenues.

As shown in the table below, production in the first quarter of 2011 was approximately 12.2 Bcfe, or 135.2 MMcfe per day, a 21 percent increase as compared to 10.0 Bcfe, or 111.6 MMcfe per day, pro forma to exclude 0.3 Bcfe of production from Gulf Coast assets sold in January 2010 (reported production was 10.3 Bcfe, or 114.9 MMcfe per day), and a five percent decrease from 13.1 Bcfe, or 142.5 MMcfe per day, in the fourth quarter of 2010. As a percentage of total equivalent production, oil and NGL volumes were 20 percent in the first quarter of 2011, as compared to 17 percent in the prior year period.

The year-over-year production increase was due to the effects of significantly increased drilling activity during 2010, while the sequential quarterly decrease was due to a reduction in natural gas drilling and base production declines, as well as a lag in initial production volumes from the Eagle Ford Shale due to completion delays associated with the drilling of multiple wells from the same location. Please see our separate operational update news release dated May 4, 2011 for a more detailed discussion of operations.

	Total and Daily Equivalent Production for the Three Months Ended
Region / Play Type	Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010	Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010

	(in Bcfe)			(in MMcfe per day)
Texas	3.8	2.6	4.3	42.5	28.7	46.7
Cotton Valley	2.2	1.9	2.0	24.8	21.6	21.2
Haynesville Shale	1.4	0.6	2.3	16.0	7.1	25.5
Eagle Ford Shale(1)	0.1	—	—	1.6	—	—
Appalachia	2.4	2.6	2.5	26.3	28.8	27.2
Mid-Continent	4.1	3.2	4.2	45.8	35.7	45.1
Granite Wash	3.1	2.3	3.3	33.9	25.2	35.9
Other	1.1	0.9	0.9	11.9	10.5	9.3
Mississippi	1.9	1.7	2.1	20.7	18.4	23.4
Gulf Coast (2)	—	0.3	—	—	3.3	—

Totals	12.2	10.3	13.1	135.2	114.9	142.5

Pro Forma Totals(2)	12.2	10.0	13.1	135.2	111.6	142.5

(1)	Initial production from the Eagle Ford Shale commenced in February 2011.
(2)	Pro forma to exclude Gulf Coast assets sold in January 2010.

Note - Numbers may not add due to rounding.

Our realized first quarter 2011 natural gas price was $4.23 per thousand cubic feet (Mcf), 24 percent lower than the $5.60 per Mcf price in the first quarter of 2010 and 19 percent higher than the $3.57 per Mcf price in the fourth quarter of 2010. Our first quarter 2011 realized oil price was $88.37 per barrel, 19 percent higher than the $74.44 per barrel price in the first quarter of 2010 and seven percent higher than the $82.84 per barrel price in the fourth quarter of 2010. Our first quarter 2011 realized NGL price was $45.11 per barrel, one percent higher than the $44.64 per barrel price in the first quarter of 2010 and seven percent higher than the $42.15 per barrel price in the fourth quarter of 2010. Adjusting for oil and gas hedges, the first quarter 2011 effective natural gas price was $4.95 per Mcf and our effective oil price was $87.17 per barrel, or an increase of $0.72 per Mcf and decrease of $1.20 per barrel, respectively, over the realized prices.

As discussed below and due primarily to the 18 percent increase in reported oil and gas production volumes, first quarter 2011 direct operating expenses increased $2.7 million, or approximately 10 percent, to $30.9 million, or $2.54 per Mcfe produced, as compared to $28.2 million, or $2.73 per Mcfe produced, in the first quarter of 2010.

•

Lease operating expenses increased by $1.5 million, or 18 percent, to $10.3 million, or $0.84 per Mcfe produced, from $8.7 million, or $0.85 per Mcfe produced, resulting primarily from higher production volumes, as well as increased workover expense;

•

Gathering, processing and transportation expenses increased by $0.8 million, or 25 percent, to $4.0 million, or $0.33 per Mcfe produced, from $3.2 million, or $0.31 per Mcfe produced, resulting primarily from higher production volumes and a change in the geographic distribution of production to the Mid-Continent region, which includes processing costs associated with Granite Wash wet gas production; and

•

Production and ad valorem taxes increased 19 percent to $5.1 million, or 7.5 percent of total product revenues, from $4.3 million, or 6.4 percent of total product revenues, resulting primarily from higher production volumes and a decrease in natural gas as a percent of total equivalent production.

Exploration expense increased $23.5 million to $29.5 million in the first quarter of 2011 from $6.0 million in the prior year quarter, due primarily to a $16.4 million increase in dry hole costs attributable to exploratory drilling in the Mid-Continent region, a $5.5 million increase in unproved property amortization resulting from recent acquisitions of unproved leasehold and a $1.4 million increase in geological and geophysical costs.

DD&A expense increased by $4.8 million, or 16 percent, to $34.8 million, or $2.86 per Mcfe produced, in the first quarter of 2011 from $30.0 million, or $2.90 per Mcfe produced, in the prior year quarter due primarily to higher production volumes.

Full-Year 2011 Guidance Update

Full-year 2011 guidance highlights are as follows:

•	Full-year 2011 production guidance of 50.0 to 54.0 Bcfe, unchanged from previous guidance;

•

Full-year 2011 oil and NGL production guidance of between 28 and 30 percent of total equivalent production, as compared to between 25 and 27 percent of total equivalent production in previous guidance, including approximately 35 percent in the fourth quarter of 2011; and

•

Oil and gas capital expenditures guidance of $320 to $370 million, an increase of $20 to $25 million from previous guidance, due primarily to additional leasehold acquisitions and higher drilling costs associated with the Eagle Ford and Marcellus Shales.

As previously announced, we shifted an additional operated drilling rig from the Mid-Continent to the Eagle Ford Shale, resulting in three operated rigs currently drilling in the Eagle Ford Shale. Furthermore, we have increased our acreage position in the Eagle Ford Shale to 12,700 net acres from our original position of 6,800 net acres in August 2010. We expect production in the second quarter of 2011 to be consistent with that of the first quarter, after which we expect production in the second half of the year to be significantly higher due to the expected impact of three rigs drilling in the Eagle Ford Shale from the second quarter forward.

Please see the Guidance Table included in this release for guidance estimates for full-year 2011. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes.

Capital Resources and Liquidity, Interest Expense and Impact of Derivatives

As of March 31, 2011, we had outstanding borrowings of $509 million (carrying value; $530 million aggregate principal amount), consisting of $293 million (carrying value; $300 million aggregate principal amount) of senior unsecured notes due 2016 and $216 million (carrying value; $230 million aggregate principal amount) of convertible senior subordinated notes due 2012, with no borrowings under our revolving credit facility. Net of cash and equivalents of approximately $48 million, our indebtedness at March 31, 2011 was approximately $460 million, or 33 percent of book capitalization. We currently have no borrowings under our revolving credit facility.

In April 2011, we completed the offering of $300 million of 7.25 percent senior unsecured notes due 2019. Approximately $241 million of the net proceeds of $293 million were used to fund a tender offer for approximately 98 percent of our convertible senior subordinated notes. We expect to use the remaining net proceeds of approximately $52 million to fund a portion of our capital expenditures program.

Interest expense decreased slightly to $13.5 million in the first quarter of 2011 from $13.7 million in the first quarter of 2010 due primarily to an increase in capitalized interest.

Due to fluctuations in commodity prices during the first quarter of 2011, derivatives income was $1.3 million as compared to derivatives income of $29.9 million in the prior year quarter. First quarter 2011 cash settlements of derivatives resulted in net cash receipts of $6.7 million, as compared to $8.4 million of net cash receipts in the prior year quarter.

First Quarter 2011 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss first quarter 2011 financial and operational results, is scheduled for Thursday, May 5, 2011 at 10:00 a.m. ET. Prepared remarks by H. Baird Whitehead, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-866-630-9986 five to ten minutes before the scheduled start of the conference call (use the passcode 7415900), or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay will be available for two weeks beginning approximately 24 hours after the call. The replay can be accessed by dialing toll free 888-203-1112 (international: 719-457-0820) and using the replay code 7415900. In addition, an on-demand replay of the webcast will also be available for two weeks at our website beginning approximately 24 hours after the webcast.

******

Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of natural gas and oil in various domestic onshore regions including Texas, Appalachia, the Mid-Continent and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, natural gas liquids and oil; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of natural gas, natural gas liquids and oil; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable costs and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; uncertainties related to expected benefits from acquisitions of oil and natural gas properties; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the Securities and Exchange Commission (SEC).

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three months ended March 31,
	2011	2010
Revenues
Natural gas	$41,189	$47,988
Crude oil	16,583	13,846
Natural gas liquids (NGLs)	9,921	4,866

Total product revenues	67,693	66,700
Gain on sale of property and equipment	480	211
Other	410	967

Total revenues	68,583	67,878
Operating Expenses
Lease operating	10,277	8,737
Gathering, processing and transportation	4,028	3,231
Production and ad valorem taxes	5,064	4,270
General and administrative (excluding share-based compensation) (a)	11,556	12,004

Total direct operating expenses	30,925	28,242
Share-based compensation (b)	1,796	3,021
Exploration	29,548	6,029
Depreciation, depletion and amortization	34,843	30,029
Other	—	465

Total operating expenses	97,112	67,786

Operating income (loss)	(28,529)	92

Other income (expense)
Interest expense	(13,484)	(13,671)
Derivatives	1,328	29,877
Other	144	1,246

Income (loss) from continuing operations before income taxes	(40,541)	17,544
Income tax (expense) benefit	14,201	(6,778)

Net income (loss) from continuing operations	(26,340)	10,766
Income from discontinued operations, net of tax	—	12,174

Net income (loss)	(26,340)	22,940
Less net income attributable to noncontrolling interests in discontinued operations	—	(9,346)

Income (loss) attributable to PVA	$(26,340)	$13,594

Income (loss) per share attributable to PVA - Basic
Continuing operations	$(0.58)	$0.24
Discontinued operations	—	0.06

Net income (loss) attributable to PVA	$(0.58)	$0.30

Income (loss) per share attributable to PVA - Diluted
Continuing operations	$(0.58)	$0.24
Discontinued operations	—	0.06

Net income (loss) attributable to PVA	$(0.58)	$0.30

Weighted average shares outstanding, basic	45,687	45,465
Weighted average shares outstanding, diluted	45,687	45,761

	Three months ended March 31,
	2011	2010

Production
Natural gas (MMcf)	9,726	8,568
Crude oil (MBbls)	188	186
NGLs (MBbls)	220	109
Total natural gas, crude oil and NGL production (MMcfe)	12,171	10,338

Prices
Natural gas ($ per Mcf)	$4.23	$5.60
Crude oil ($ per Bbl)	$88.37	$74.44
NGLs ($ per Bbl)	$45.11	$44.64

Prices - Adjusted for derivative settlements
Natural gas ($ per Mcf)	$4.95	$6.64
Crude oil ($ per Bbl)	$87.17	$75.23
NGLs ($ per Bbl)	$45.11	$44.64

(a)	Includes restructuring costs of less than $0.1 million and $1.5 million for the three months ended March 31, 2011 and 2010, respectively.
(b)	Our share-based compensation expense includes our stock option expense and the amortization of common, deferred and restricted stock and restricted stock unit awards related to employee and director compensation in accordance with accounting guidance for share-based payments.

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	As of
	March 31, 2011	December 31, 2010
Assets
Current assets	$133,584	$214,340
Net property and equipment	1,746,103	1,705,584
Other assets	24,838	24,676

Total assets	$1,904,525	$1,944,600

Liabilities and shareholders’ equity
Current liabilities	$104,928	$106,994
Revolving credit facility	—	—
Senior notes due 2016	292,744	292,487
Convertible notes due 2012	215,997	214,049
Other liabilities and deferred income taxes	336,354	350,794
Total shareholders’ equity	954,502	980,276

Total liabilities and shareholders’ equity	$1,904,525	$1,944,600

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three months ended March 31,
	2011	2010
Cash flows from operating activities
Net income (loss)	$(26,340)	$22,940
Adjustments to reconcile net income (loss) to net cash provided by operating activities from continuing operations:
Income from discontinued operations	—	(13,955)
Depreciation, depletion and amortization	34,843	30,029
Derivative contracts:
Net gains	(1,328)	(29,877)
Cash settlements	6,744	8,434
Deferred income tax benefit	(14,201)	(9,000)
Loss (gain) on the sale of property and equipment, net	(480)	254
Dry hole and unproved leasehold expense	26,999	5,083
Non-cash interest expense	3,272	3,255
Share-based compensation	1,796	3,021
Other, net	236	(505)
Changes in operating assets and liabilities	(2,105)	11,066

Net cash provided by operating activities from continuing operations	29,436	30,745

Cash flows from investing activities
Capital expenditures - property and equipment	(100,729)	(64,492)
Proceeds from the sale of property, plant and equipment, net	360	23,273
Other, net	100	—

Net cash used in investing activities for continuing operations	(100,269)	(41,219)

Cash flows from financing activities
Dividends paid	(2,576)	(2,556)
Distributions received from discontinued operations	—	7,652
Proceeds from the sale of PVG units, net (a)	—	177,000
Other, net	838	612

Net cash provided by (used in) financing activities from continuing operations	(1,738)	182,708

Cash flows from discontinued operations
Net cash provided by operating activities	—	48,522
Net cash used in investing activities	—	(16,369)
Net cash used in financing activities	—	(32,153)

Net cash provided by discontinued operations	—	—

Net increase (decrease) in cash and cash equivalents	(72,571)	172,234
Cash and cash equivalents - beginning of period	120,911	79,017

Cash and cash equivalents - end of period	$48,340	$251,251

Supplemental disclosures of cash paid for:
Interest (net of amounts capitalized)	$387	$785
Income taxes (net of refunds received)	$(120)	$(110)

(a)	Net proceeds from the sale of Penn Virginia GP Holdings, L.P. (PVG) units represents proceeds received from sales of our ownership interests in PVG while we still maintained control of PVG.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three months ended March 31,
	2011	2010
Reconciliation of GAAP “Net Income (loss) attributable to PVA” to Non-GAAP “Net Income (loss) attributable to PVA, as adjusted”
Net income (loss) attributable to PVA	$(26,340)	$13,594
Adjustments for derivatives:
Net (gains) losses included in net income	(1,328)	(29,877)
Cash settlements	6,744	8,434
Adjustment for restructuring costs	18	1,477
Adjustment for net loss (gain) on sale of assets	(480)	254
Impact of adjustments on income taxes	(1,735)	7,616

	$(23,121)	$1,498
Less: Portion of subsidiary net income allocated to undistributed share-based compensation awards, net of taxes	—	(28)

Net income (loss) attributable to PVA, as adjusted (a)	$(23,121)	$1,470

Net loss attributable to PVA, as adjusted, per share, diluted	$(0.51)	$0.03

Reconciliation of GAAP “Net income (loss) from continuing operations”to Non-GAAP “Adjusted EBITDAX”
Net income (loss) from continuing operations	$(26,340)	$10,766
Income tax expense (benefit)	(14,201)	6,778
Interest expense	13,484	13,671
Depreciation, depletion and amortization	34,843	30,029
Exploration	29,548	6,029
Share-based compensation expense	1,796	3,021

EBITDAX	39,130	70,294
Adjustments for derivatives:
Net (gains) losses included in net income	(1,328)	(29,877)
Cash settlements	6,744	8,434
Adjustment for net loss (gain) on sale of assets	(480)	254

Adjusted EBITDAX (b)	$44,066	$49,105

(a)	Net income (loss) attributable to PVA, as adjusted, represents net income (loss) attributable to PVA adjusted to exclude the effects of non-cash changes in the fair value of derivatives, restructuring costs, gains and losses on the sale of assets and net income of Penn Virginia Resource Partners, L.P. (PVR) allocated to unvested PVR restricted units awarded as equity compensation that are held until vesting. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Net income (loss) attributable to PVA, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income attributable to PVA.
(b)	Adjusted EBITDAX represents net income (loss) from continuing operations before income tax expense or benefit, interest expense, depreciation, depletion and amortization expense, exploration expense and share-based compensation expense, further adjusted to exclude the effects of non-cash changes in the fair value of derivatives and gains and losses on the sale of assets. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income from continuing operations. Adjusted EBITDAX represents EBITDAX as defined in our revolving credit facility, with the exception of excluding distributions received from PVG and PVR, which were $7.7 million in the first quarter of 2010 and zero in the first quarter of 2011.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited

(dollars in millions except where noted)

We are providing the following guidance regarding financial and operational expectations for full-year 2011. These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes

	First Quarter 2011	Full-Year 2011 Guidance
Production:
Natural gas (Bcf)	9.7	36.2	—	37.8
Crude oil (MBbls)	188	1,300	—	1,500
NGLs (MBbls)	220	1,000	—	1,200
Equivalent production (Bcfe)	12.2	50.0	—	54.0
Equivalent daily production (MMcfe per day)	135.2	137.0	—	147.9

Operating expenses:
Lease operating ($ per Mcfe)	$0.84	0.75	—	0.80
Gathering, processing and transportation costs ($ per Mcfe)	$0.33	0.32	—	0.33
Production and ad valorem taxes (percent of oil and gas revenues)	7.5%	7.0%	—	7.5%

General and administrative:
Recurring general and administrative	$11.5	44.5	—	45.5
Share-based compensation	$1.8	6.0	—	8.0
Restructuring	$0.0	0.1	—	0.1
Total reported G&A	$13.4	50.6	—	53.6

Exploration:
Dry hole costs	$16.4	18.5	—	19.5
Unproved property amortization	$10.6	40.0	—	42.0
Other	$2.5	11.5	—	13.5
Total reported Exploration	$29.5	70.0	—	75.0

Depreciation, depletion and amortization ($ per Mcfe)	$2.86	3.00	—	3.25

Capital expenditures:
Development drilling	$36.8	225.0	—	255.0
Exploratory drilling	$26.9	35.0	—	50.0
Pipeline, gathering, facilities	$0.4	7.0	—	8.0
Seismic	$1.8	8.0	—	10.0
Lease acquisitions, field projects and other	$38.3	45.0	—	47.0
Total oil and gas capital expenditures	$104.2	320.0	—	370.0

End of period debt outstanding	$508.7
Effective interest rate	10.6%
Income tax benefit rate	-35.0%

PENN VIRGINIA CORPORATION

GUIDANCE TABLE - unaudited - (continued)

Note to Guidance Table:

The following table shows our current derivative positions.

				Weighted Average Price
	Instrument Type	Average Volume Per Day		Floor/Swap	Ceiling

Natural gas:		(MMBtu	)
Second quarter 2011	Costless collars	30,000		4.83	6.00
Third quarter 2011	Costless collars	30,000		4.83	6.00
Fourth quarter 2011	Costless collars	20,000		6.00	8.50
First quarter 2012	Costless collars	20,000		6.00	8.50
Second quarter 2011	Swaps	40,000		5.06
Third quarter 2011	Swaps	40,000		5.06
Fourth quarter 2011	Swaps	10,000		5.01
First quarter 2012	Swaps	10,000		5.10
Second quarter 2012	Swaps	20,000		5.31
Third quarter 2012	Swaps	20,000		5.31
Fourth quarter 2012	Swaps	10,000		5.10

Crude oil:		(barrels	)
Second quarter 2011	Costless collars	425		80.00	101.50
Third quarter 2011	Costless collars	360		80.00	103.30
Fourth quarter 2011	Costless collars	360		80.00	103.30
First quarter 2012	Costless collars	500		100.00	120.00
Second quarter 2012	Costless collars	500		100.00	120.00
Third quarter 2012	Costless collars	500		100.00	120.00
Fourth quarter 2012	Costless collars	500		100.00	120.00
Third quarter 2011	Swaps	500		109.00
Fourth quarter 2011	Swaps	500		109.00

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, operating income for the last three quarters of 2011 would increase or decrease by approximately $28 million. In addition, we estimate that for every $10.00 per barrel increase or decrease in the crude oil price, operating income for the last three quarters of 2011 would increase or decrease by approximately $15 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in operating income exclude potential cash receipts or payments in settling these derivative positions.